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                                                                   EXHIBIT 10.46

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

        This Second Amendment to Employment Agreement (the "Second Amendment") is entered into as of March 26, 2002, by and between DEL MONTE FOODS COMPANY, a Delaware corporation, with its principal place of business in San Francisco, California (the "Company"), and Richard G. Wolford, an individual residing in the State of California ("Employee"), to amend the Employment Agreement, dated March 16, 1998, among the Company and Employee (the "Agreement"), as follows:

        1. In the first paragraph on page 1, "a Delaware corporation" is substituted for "a Maryland corporation."

        2. In the first sentence of Section 2(a), the amount "$738,500" is substituted for the amount "$500,000".

        3. In Section 2(b), the percentage "100%" is substituted for the percentage "50%".

        4. A new Section 2(d) is added to the Agreement in the following form:

               (d) In the event of a Change of Control (as defined in the Retention Plan referred to herein), if Employee has been designated a "Key Employee" by the Nomination and Compensation Committee of the Board of Directors, Employee shall be eligible to participate in, and entitled to a percentage of, the Company's incentive compensation pool pursuant to the terms of the Retention Plan adopted by the Nominating and Compensation Committee on October 24, 2000 (the "Retention Bonus").

        5. Section 3(a)(ii), Section 3(b)(y), Section 3(c)(ii), and Section 3(d)((i)(2) are amended as follows: the phrase "any earned but unpaid Bonus to which the Employee is entitled pursuant to the AIAP as of the Termination Date" is replaced with the phrase "a pro rata portion of Employee's target Bonus for the year in which Employee's termination occurs, prorated for Employee's actual employment period during such year."

        6. A new Section 3(g) is added to the Agreement in the following form:

               (g) Termination Upon Change of Control. In the event of Employee's Termination Upon Change of Control (as defined below), Employee shall receive the benefits detailed in Section 3(d) on the terms and conditions set forth therein, provided, however, that the payment set forth in Section 3(d)(ii) shall be made in a lump sum, to be paid within thirty (30) days of Employee's termination date, and not in installments until the earlier of (x) the second anniversary of the Termination Date or (y) the Employee's engagement in any aspect of the Company's Business, as provided in Section 3(d)(ii). No other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Employee after the termination date


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except as provided in Section 3(d). Any amounts due Employee under this Section
3(g) are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that may be suffered as a result of Employee's termination, and are not in the nature of a penalty. For purposes of this Section 3(g) "Termination Upon Change of Control" means (i) the termination of Employee's employment by the Company without cause during the period commencing on the date the "Change of Control" (as defined in the Company's 1998 Stock Incentive Plan, as amended through November 15, 2000) occurs and ending on the date which is eighteen (18) months after the Change of Control; or (ii) termination by Employee of the Employment Period within eighteen (18) months after the occurrence of a Change of Control; but (iii) "Termination Upon Change of Control" shall not include any termination of Employee's employment by the Company for cause, or as a result of the death or disability of Employee.

        7. Revise Section 6(a) to delete:

                               Arthur H. Kohn, Esq.
                               Cleary, Gottlieb, Stern & Hamilton
                               One Liberty Plaza
                               New York, NY  10006

                               and to insert:

                               Gibson, Dunn & Crutcher LLP
                               One Montgomery Street, 31st Floor
                               San Francisco, CA 94104
                               Attn: Douglas D. Smith

        8. A new Section 7 is added to the Agreement in the following form:

               7.  Indemnification.

               In the event Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Employee is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Employee shall be indemnified by the Company, and the Company shall pay Employee's related expenses when and as incurred, all to the fullest extent permitted by the laws of the State of Delaware, and the Company's Certificate of Incorporation and Bylaws.

        This Second Amendment supersedes and replaces the First Amendment to Employment Agreement, dated July 1, 1999, which is hereby null and void.


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        Except as expressly provided in this Second Amendment, all other provisions of the Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

                                 DEL MONTE FOODS COMPANY

                                 By:   /s/ David L. Meyers
                                     -----------------------------
                                 Name:  David L. Meyers
                                       ------------------------------
                                 Title: Executive Vice President, Administration
                                        and Chief Financial Officer
                                        ----------------------------------------


                                          /s/ Richard G. Wolford
                                  ----------------------------------------------
                                             Richard G. Wolford


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